EXHIBIT 10.17

EXECUTION COPY

EMPLOYMENT AGREEMENT

(Stephen E. Macadam)

EMPLOYMENT AGREEMENT (the “Agreement”) dated August 13, 2001 (the (“Effective Date”) by and between Consolidated Container Company LLC (the “Company”) and Stephen E. Macadam (the “Executive”).

The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment and enter into such an agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.             Term of Employment.  Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date unless earlier terminated in accordance with the terms and subject to the conditions set forth in this Agreement (the “Employment Term”); provided, however, that commencing with August 13, 2006 and on each August 13 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

2.             Position.

a.       During the Employment Term, Executive shall serve as the Company’s President and Chief Executive Officer.  In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Managers of the Company (the “Board”), but which duties and authority shall be consistent with that of a president and chief executive officer of a company of similar size and nature to the Company.  Executive shall also serve as a member of the Board of the Company and the Board of Directors of its holding company, Consolidated Container Holdings LLC, without additional compensation.

b.       During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided, however, that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization, including but not limited to Executive’s service on the board of directors of the Shoneys Inc., to which the Board has hereby consented; provided, however, in each case, and in the aggregate, that such activities do not conflict or interfere in any material respect with the performance of Executive’s duties hereunder or conflict with Section 9.

3.             Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $500,000, payable in regular installments in accordance with the Company’s usual payment practices.  Executive’s base salary shall be reviewed annually beginning on January 1, 2002, and Executive shall be entitled to an increase of no less than 4% annually in Executive’s base salary, as may be determined in the sole discretion of the Board.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.             Annual Bonus.  With respect to each full fiscal year during the Employment Term (which fiscal year shall be the twelve-month period ending December 31 in each calendar year), Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) in such amount, if any, as determined in the sole discretion of the Board, of up to 100% of Executive’s Base Salary effective as of the commencement of the fiscal year (the “Target”) based upon the achievement of performance goals established by the Board; provided, however, that (i) Executive shall receive an Annual Bonus of 100% of the Target, pursuant to a Guaranteed Bonus Plan, for the appropriate portion of fiscal year 2001 during which Executive is employed by the Company, and fiscal year 2002; and (ii) Executive shall be eligible for an additional bonus payment for fiscal year 2001 (the “2001 Bonus Gross-Up Payment”) such that the amount that Executive receives under clause (i) in addition to the 2001 Bonus Gross-Up Payment totals $407,692.

5.             Equity Arrangements.  As soon as practicable following the Effective Date, Executive shall be entitled to the grant of an option to purchase 525,000 units of member interests in the Company’s parent company, Consolidated Container Holdings LLC (“Holdings”) (the “Units”) at an exercise price of $10.50 per Unit with respect to 300,000 of the Units underlying the option, $29.66 per Unit with respect to 100,000 of the Units underlying the option, and $40.00 per Unit with respect to 125,000 of the Units underlying the option (the “Option”); provided, however, that in lieu of 150,000 Units underlying the Option at an exercise price of $10.50 per Unit, Executive shall be permitted to purchase 150,000 Units at $10.50 per Unit with an interest-bearing recourse loan from the Company, which loan and Units shall be subject to such restrictions and other provisions as the Company and the Executive shall agree, which shall be consistent with appropriate provisions of this Agreement and the Option Agreement (as defined below) (the “Restricted Units”).  The Option shall be granted pursuant to the Consolidated Container Holdings LLC 1999 Unit Option Plan (the “Option Plan”), Consolidated Container Holdings LLC Unit Option Agreement (the “Option Agreement”), and the Special Unit Acquisition, Ownership and Redemption Agreement (the “Unit Acquisition Agreement”) and will be subject to additional terms and conditions as will be set forth in the Option Plan, Option Agreement, and Unit Acquisition Agreement, as well as the following terms.

a.       Executive will become vested with respect to 20% of the Option on the first anniversary of the Effective Date, and with respect to 20% of the Option on each anniversary thereafter.

b.       Upon a Sale of the Company (as defined in Section 2 of the Option Agreement) prior to the fifth anniversary of the Effective Date, 100% of the unvested shares subject to the Option and the unvested Restricted Units shall vest on the effective date of the Sale of the Company.

6.             Employee Benefits.  While employed, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans not described in Section 4) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company, with such of those Employee Benefits as the Company and Executive agree to be no less favorable than comparable benefits provided to the Executive by his last employer prior to the Effective Date.  Set forth on Exhibit A hereto are those additional benefits that Executive and the Company have agreed upon.

7.             Business Expenses.  While employed, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8.             Termination.  The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(h) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.  Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a.       By the Company For Cause or By Executive Resignation Without Good Reason.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 8(c)).

(ii)  For purposes of this Agreement, “Cause” shall mean (A) Executive’s continued failure substantially to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Executive of such failure, (B) dishonesty in the performance of Executive’s duties hereunder, (C) Executive’s conviction of, or plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude (not including routine traffic violations) (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any other similar act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (E) Executive’s breach of the provisions of Sections 9 or 10 of this Agreement.

(iii)  If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)    the Base Salary through the date of termination;

(B)     any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C)     reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D)    such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b.       Disability or Death.

(i)  The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”).  Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii)  Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights.  In addition, Executive shall be entitled to receive a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated, based on the Target for the fiscal year in which termination occurs.  Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c.       By the Company Without Cause or Resignation by Executive for Good Reason.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.  A notice by the Company of its election not to extend the Employment Term or any Extension Date shall be deemed to be a termination of Executive’s employment without Cause.

(ii)  For purposes of this Section 8(c), “Good Reason” shall mean (A) the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus, if earned, when due hereunder, or to comply with the provisions of Section 5 of this Agreement, (B) the failure of the Company to move the Company headquarters to Atlanta, Georgia within one year of the commencement of the Employment Term or (C) any substantial and sustained material diminution in Executive’s authority or responsibilities from those described in Section 2 hereof; provided, however, that any of the events described in clauses (A), (B) and (C) of this Section 8(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iii)  If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A)    the Accrued Rights; and

(B)     subject to Executive’s continued compliance with the provisions of Sections 9 and 10, payment of the average of the Base Salary and Annual Bonus earned in the two years prior to Executive’s termination (or the average of the Base Salary and Annual Bonus payable during the first two years of the Employment Term if Executive’s termination occurs prior to the second anniversary of the Effective Date) (the “Severance Amount”) multiplied by two (2), 50% of which amount shall be payable in a lump-sum within thirty (30) days following the date of Executive’s termination, and 50% of which amount shall be payable in monthly or other installments consistent with the payroll practices of the Company for twenty-four (24) months after the date of such termination (the “Severance Period”); provided, however, that in the event that Executive provides services for pay to anyone other than the Company or any of its affiliates from the date Executive’s employment hereunder is terminated, the amounts payable to Executive thereafter pursuant to this Section 8(c)(iii)(B), but not including the lump sum amount referred to above, shall be reduced by the amounts of salary, bonus or other cash or in kind compensation earned by, paid or granted to Executive as a result of Executive’s performing such services (regardless of when such earned amounts are actually paid to Executive); and provided, further, that the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates; and

(C)     subject to Executive’s continued compliance with the provisions of Sections 9 and 10, continued coverage of the Executive and the Executive’s dependents under any health and welfare employee benefit plans sponsored by the Company or its affiliates under which Executive and the Executive’s dependents were previously covered prior to Executive’s termination until the earlier of (x) the last day of the Severance Period or (y) the date Executive is eligible for health and welfare benefits provided by anyone other than the Company or any of its affiliates from the date Executive’s employment hereunder is terminated until the end of the Severance Period.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d.       Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

9.             Non-Competition.

a.       Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(1)                           During the Employment Term and for a period of two (2) years following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(i)                  with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding Executive’s termination of employment;

(ii)               with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Executive’s termination of employment; or

(iii)            for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(2)                         During the Restricted Period, Executive will not directly or indirectly:

(i)                  engage in any business that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning) in any geographical area that is within 100 miles of any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”);

(ii)               enter the employ of, or render any services to, any person or entity (or any division of any person or entity) who or which engages in a Competitive Business;

(iii)            acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)           interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(3)                         Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(4)                         During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(i)                  solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(ii)               hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(5)                         During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

b.          It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10.           Confidentiality.  Executive will not at any time (whether during or after Executive’s employment with the Company) disclose, retain, or use for Executive’s own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, know-how, software developments, inventions, formulae, technology, designs and drawings, or any Company property or confidential information relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising, costs, marketing, trading, investment, sales activities, promotion, manufacturing processes, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company (“Confidential Information”) without the written authorization of the Board; provided, however, that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant or the wrongful acts of others who were under confidentiality obligations as to the item or items involved.  Except as required by law, Executive will not disclose to anyone, other than his immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, however, that Executive may disclose to any prospective future employer the provisions of Sections 9 and 10 of this Agreement provided they agree to maintain the confidentiality of such terms.  Executive agrees that upon termination of Executive’s employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, its affiliates and subsidiaries, except that he may retain only those portions of personal notes, notebooks and diaries that do not contain Confidential Information of the type described in the preceding sentence.  Executive further agrees that he will not retain or use for Executive’s own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business designation, entity or enterprise, other than the Company and any of its subsidiaries or affiliates, at any time any trade names, trademark, service mark, other proprietary business designation, patent, or other intellectual property used or owned in connection with the business of the Company or its affiliates.

11.           Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12.           Miscellaneous.

a.        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

b.        Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.        No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.        Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.  The provisions of Sections 9, 10 and 11 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

e.        Assignment.  This Agreement shall not be assignable by Executive.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f.         Set-Off.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

g.        Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, heirs, distributes, devises and legatees of Executive, and upon any successor (whether by purchase, by merger or otherwise) of the equity, business or operations of the Company.

h.        Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company, to:

Consolidated Container Company

[Address]

with copies to:

Vestar Capital Partners III, L.P.

Seventeenth Street Plaza

1225 17th Street, Suite 1660

Denver, Colorado 80202

Attention: James Kelley

and

Simpson Thacher & Bartlett

425 Lexington Avenue

New York, New York 10017

Attention: Alvin H. Brown, Esq.

If to Executive, to:

Stephen E. Macadam

[Home Address]

with copies to:

Jones, Day Reavis & Pogue

3500 SunTrust Plaza

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

Attention: James H. Landon, Esq.

i.         Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

j.         Cooperation.  Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement.

k.        Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

l.         Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

CONSOLIDATED CONTAINER COMPANY LLC	STEPHEN E. MACADAM

By:
Title:

EXHIBIT A

EMPLOYEE BENEFITS OF STEPHEN E. MACADAM

1.             Salaried 401(k) Plan

•      as provided for other salaried employees

2.             Life Insurance

•      benefit of $1,000,000 (self insured by Company from August 13, 2001, until policy obtained)

3.             Optional Life and AD&D Insurance

•      as provided for other salaried employees

4.             Officer’s Liability Insurance

•      $5,000,000 coverage, unless cost is excessive

5.             Medical and Dental

•      as provided for other salaried employees

•       Company to pay cost of COBRA continuation of prior employer’s medical and dental plans until coverage available under Company’s plans (90 days)

6.             Auto Allowance

•      $11,461 per year

7.             Financial Planning/Accounting

•      $15,000

8.             Country Club Membership

•      dues and business expenses

9.             Telecommunication Services

•      home business line telephone service

•      residential ISDN service

•      residential 800 service

•      MCI VNET long distance service

•      long distance calling cards

•      cellular telephone service, and

•      paging service

10.           First Class Travel

•      airfare